Exhibit 10.5

March 5, 2024

Stephen Keller
[***]
[***]

Dear Stephen,

I am delighted to inform you about your compensation adjustment with DH Dental Employment Services, LLC (the "Company"). As we discussed, you will continue in your interim capacity as Principal Financial Officer until such time that a Chief Financial Officer is formally appointed. At such time, you will be appointed to an accountable leadership role that is mutually agreeable.

Please allow this letter to serve as documentation of the offer extended to you.

Compensation Adjustment Date: Your Compensation Adjustment with the Company will be on: 03/04/2024.

Work Location: Your work location will remain at our company site based in Brea, CA. You are required to commute to the company site at your own cost.

Base Salary: Your base salary will be paid at the annual rate of $460,000.00, subject to periodic review, and payable in accordance with the Company's usual payroll practices.

Incentive Compensation: You are eligible to participate in the incentive Compensation Plan ("ICP") with a target bonus of 50% of your annual base salary, subject to periodic review. Participating in the ICP is subject to the terms and conditions set forth in the Plan document and applicable administrative guidelines. Normally, ICP payments are made during the first quarter of the calendar year following the end of the performance period. The actual ICP bonus payout is based on a Company Financial Factor and a Personal Performance Factor, which are determined each year. The ICP bonus payment will be pro-rated for any initial partial year of eligibility as applicable.

Stock Options and RSUs (Annual Equity): A recommendation will be made to the Compensation Committee of Envista's Board of Directors to grant you an equity award as part of its annual equity compensation program at its next regularly scheduled meeting after your Compensation Adjustment Date at which equity awards are considered. The target award value of this grant will be $300,000.00. You will be considered for an annual equity award under Envista Holdings Corporation 2019 Omnibus Incentive Plan ("The Plan") depending on factors such as, but not limited to, your job level and performance and the Company's eligibility criteria, which may change from time to time.

The target award value of any grant(s) is currently split between 50% in the form of Stock options and 50% in the form of restricted stock units ("RSUs"). This annual equity award would vest 1/3rd on each of the first three anniversaries of the grant date and will be solely governed by the terms and conditions set forth in The Plan and required to be signed with respect to each award.

Envista cannot guarantee that any RSUs or stock options granted to you will ultimately have any value.

RSUs (One-Time Equity): A recommendation will be made to the Compensation Committee of Envista regularly scheduled meeting after your Compensation Adjustment Date at which equity awards are considered. The target award value of this retention grant would be $500,000.00.

The target award value of this grant will be solely restricted stock units ("RSUs") and is in addition to the $100,000.00 special grant provided to you on February 25, 2024. This retention equity award would vest 1/3rd on each of the first three anniversaries of the grant date and will be solely governed by the terms and conditions set forth in Envista's applicable stock plan. This form of award agreement is required to be signed with respect to each award.

Envista cannot guarantee that any RSUs or stock options granted to you will ultimately have any value.

Cash Retention: The Company will provide you a retention bonus equal to $400,000.00 in total. The cash retention bonus will be split into two installments: $200,000 is to be paid in the first normal payroll date in April 2024. The remaining $200,000 is payable on the first available payroll in January 2025, subject to your continued active employment with the Company. If you voluntarily terminate your employment, or you are terminated by the Company for cause (as defined in the Retention Bonus Repayment Agreement), prior to October 1, 2025, in the case of the first installment or January 1, 2026, in the case of the second installment, you will be required to repay the Company the respective installments ($200,000) in full. Termination for any reason other than voluntary separation or cause will accelerate the payment of the second installment. Payment of this bonus is conditioned on your execution of the enclosed Retention Bonus Repayment Agreement.

Severance Eligibility: In the event of separation from employment for any reason other than cause, performance, or voluntary separation, you will be eligible for twelve (12) months severance.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at -will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of compensation adjustment is expressly conditioned upon your execution and return of the following documents no later than the date stated in the acknowledgement below:

-    Retention Bonus Repayment Agreement

Thank you for considering this compensation adjustment and retention proposal. We greatly value your contributions and I personally look forward to continuing to work with you as, together, we pursue our very aggressive goals.

I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact me.

Sincerely yours,

/s/ Suraj Satpathy
Suraj Satpathy
Chief Human Resources Officer

Acknowledgement

Please acknowledge that you have read, understood , and accept this of fer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than 3/15/2024.

/s/ Stephen Keller	03/7/2024
Signature	Date

Stephen Keller
Printed Name

Retention Bonus Repayment Agreement

This Retention Bonus Repayment Agreement ("Agreement") must be signed by Employee and received by the Human Resources Department of DH Dental Employment Services, LLC; (the "Company") as a condition of paying Employee any retention bonus.

The Company will provide you a retention bonus equal to $400,000.00 in total. The cash retention bonus will be split into two installments: $200,000 is to be paid in the first normal payroll date in April 2024. The remaining $200,000 is payable on the first available payroll in January 2025, subject to your continued active employment with the Company. If you voluntarily terminate your employment, or you are terminated by the Company for cause (as defined in the Retention Bonus Repayment Agreement), prior to October 1, 2025, in the case of the first installment or January 1, 2026, in the case of the second installment, you will be required to repay the Company the respective installment ($200,000) in full.

If Employee resigns or is terminated for cause (as defined below) within 12 months of receiving the retention bonus, Employee shall repay the Company for the entire gross amount of the retention bonus paid to the Employee. Employee agrees and authorizes the Company to withhold any amount owed by Employee per the above, from any salary, wages, vacation pay, bonuses, expense reimbursements or other form of compensation the Company owes Employee, to the extent permitted by applicable law. Additionally, Employee agrees that any unpaid amount still owed to the Company and not collected from such withholding will be repaid by the Employee to the Company within 30 days of the separation date. Termination by the company for any reason other than cause prior to January 1,2025 will trigger immediate payment of the second installment.

Where feasible, the Company may be able to reverse a portion of the taxes paid if the repayment is made during the same calendar year the bonus was paid. Employee understands, however, that the Company has no obligation to do so and that Employee is responsible for repaying the Company the full amount of the Retention Bonus payment made by the Company consistent with the terms above. In any action to enforce this Agreement, the prevailing party will be entitled to its costs and reasonable attorney's fees. Nothing in this Agreement is intended to create a contract of employment between the Employee and the Company, or to modify the at- will basis of Employee's employment.

For purposes of this Agreement, termination for "cause" shall mean termination for a violation of Company policy or Code of Conduct, excessive absences, failure, or refusal to perform the job in a satisfactory manner, dishonesty, misconduct, or other intentional conduct that is detrimental to the business interests of the Company or has an adverse effect on the name or public image of the Company, as determined at the Company's sole discretion.

In the event that Employee receives payment(s) in excess of the bonus amount that they are eligible to receive, Employee shall promptly repay all such amounts to the Company, unless expressly authorized in writing by the Company as an exception. In addition, in the event of an overpayment, Employee authorizes the Company to withhold such amounts from any payment(s) owed to Employee, as described above.

By signing below, Employee acknowledges and accepts the terms in this Retention Bonus Repayment Agreement.

Envista Company/Employer: DH Dental Employment Services LLC For

For Employer:
/s/ Suraj Satpathy	03/7/2024
Suraj Satpathy	Date

Employee:
/s/ Stephen Keller	03/7/2024
Stephen Keller	Date